Exhibit 3.896
FILED
AUG 08 1989
IN THE OFFICE OF
SECRETARY OF STATE
WEST VIRGINIA
BOOK 528

ARTICLES OF INCORPORATION
OF
SANDY HOLLOW LANDFILL CORP.
Article I
Name
     The name of the Corporation is Sandy Hollow Landfill Corp.
Article II
Purpose
     The purpose or purposes for which the Corporation is organized is to transact all lawful business for which Corporations may be organized under the West Virginia Corporation Act.
Article III
SHARES
     The amount of total authorized stock of the Corporation shall be 400 shares of no par value.
Article IV
DIRECTORS
     The number of Directors constituting the initial Board of Directors of the Corporation is one, and the name and address of the person who shall serve as Director until the first annual meeting of Stockholders or until his successor can be elected and qualified is:
law offices
Flynn, Max,
Miller & Toney
Huntington, w.va

BOOK 528

NAME	ADDRESS

Carlos Aguero	P. O. Box 2793

Westfield, NJ 07090
Article V
REGISTERED OFFICE
     5.1 REGISTERED OFFICE. The address of the initial registered office is 909 Fifth Avenue, P. O. Box 236, Huntington, West Virginia, 25707.
     5.2 MAILING ADDRESS. The mailing address of the initial registered office is P.O. Box 236, Huntington, West Virginia, 25707.
     5.3 AGENT. The name of the initial registered agent at the initial registered office is Bruce A. Toney.
Article VI
INCORPORATORS
     The name and address of the Incorporator is as follows:

NAME	ADDRESS

Bruce A. Toney	P. O. Box 236

Huntington, WV 25707

Article VII
TERM
     The term of existence of the Corporation shall be perpetual.
     IN WITNESS WHEREOF, the undersigned, the Incorporator of the above-named Corporation, has hereunto signed these Articles of Incorporation on this 31st day of July, 1989.

/s/ BRUCE A. TONEY
BRUCE A. TONEY

law offices
Flynn, Max,
Miller & Toney
Huntington, w.va